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                                                                    EXHIBIT 99.1

ADVOCAT INC.
1621 GALLERIA BOULEVARD
BRENTWOOD, TENNESSEE 37027
(615) 771-7575                                                      NEWS RELEASE
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Contact:     William R. Council, III
             President and Chief Executive Officer


                           ADVOCAT ANNOUNCES EXTENSION
                     OF LEASES ON FOUR FLORIDA NURSING HOMES

                                  ------------

          Announces Termination of Agreement to Sell One North Carolina
                            Assisted Living Facility

BRENTWOOD, Tenn. - (January 4, 2006) - Advocat Inc. (NASDAQ OTC: AVCA) today announced that it has signed an agreement to extend the lease of four Florida nursing homes for an additional term of four years. The Company also announced that an agreement to sell one assisted living facility in North Carolina was terminated by the buyer. The facility is unrelated to the previously announced transaction to sell 11 assisted living facilities in North Carolina.

Advocat's lease for the four nursing homes in Florida was to expire December 31, 2005. Under terms of the new agreement, the lease term was extended through February 2010. The four nursing homes are subject to mortgages held by Omega Healthcare Investors, Inc. ("Omega") and Advocat makes the lease payments directly to Omega.

In November 2005, Advocat announced the sale for all its North Carolina assisted living facilities in two transactions. The termination of the agreement to sell the single facility for $3.5 million is unrelated to the agreement to sell the remaining 11 facilities for approximately $11 million to Agemark Acquisition, LLC, a North Carolina limited liability company. Advocat will continue to list the single facility for sale and expects the transaction with Agemark to close sometime during the first quarter of 2006.

FORWARD-LOOKING STATEMENTS
Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to complete all of the described transactions, the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, the accuracy of the Company's estimate of its anticipated professional liability expense, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors that could cause actual results to differ materially from those indicated in the forward-looking statements. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.

     For additional information about the Company, visit Advocat's web site:
                            http://www.irinfo.com/avc